Exhibit 10.1

Execution Version

EMPLOYMENT AND RETIREMENT TRANSITION AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of January 9, 2020 (the “Effective Date”), between TopBuild Corp., a Delaware corporation (together with its subsidiaries, affiliates, successors and assigns, the “Company”), and Gerald Volas (the “Executive” and, together with the Company, the “Parties” and each a ”Party”).

RECITALS

WHEREAS, the Executive is currently serving as the Chief Executive Officer of the Company (the “CEO”);

WHEREAS, the Parties are each party to that certain Change in Control and Severance Agreement, effective as of March 1, 2016 (the “Severance Agreement”) and that certain Non-Compete, Non-Solicitation and Confidentiality Agreement, effective as of March 1, 2016 (the “Restrictive Covenant Agreement”);

WHEREAS, the Parties desire to provide for an orderly succession to a successor CEO;

WHEREAS, the Parties have agreed that the Executive will continue to serve as CEO on the terms and conditions set forth in this Agreement through and including December 31, 2020 (such date and time, the “Succession Date”);

WHEREAS, the Parties have agreed that the Executive will continue to be employed by the Company from and after the Succession Date through and including June 30, 2021 (such date or, provided the Executive’s employment with the Company does not terminate before the Succession Date, any earlier date on which the Executive’s employment with the Company may cease, the “Termination Date”) as a nonexecutive employee of the Company on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive currently serves as a member of the Board of Directors of the Company (the “Board”) and the Executive has agreed that he will resign from the Board (if still then serving) effective as of the Succession Date.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and other undertakings set out below, the Parties hereby agree as follows:

1.                    Pre-Succession Date. During the period beginning on the Effective Date through the Succession Date (the “Pre-Succession Period”):

(a)             The Executive shall continue to serve as CEO, on the same terms and conditions (including, without limitation, the Severance Agreement and Restrictive Covenants Agreement) and with the same authority, duties and responsibilities, in each case, as in effect immediately prior to the Effective Date, except as otherwise provided in this Section 1.

(b)             The grant of performance shares to the Executive for 2020 shall be made on the form attached as Exhibit A hereto.

(c)             The Executive agrees that he will not have “Good Reason” to terminate his employment under the Severance Agreement by reason of any matters contemplated by this Agreement.

  2.                   Effect on Severance Agreement and Other Agreements. Effective as of the Succession Date, the Severance Agreement shall cease to be of any force or effect, except that the provisions of Sections 3(e) (Severance Benefits — Normal Retirement) and 4(c) (Section 409A) shall survive the termination of the Employment Agreement, subject as applicable to the further terms and conditions set forth in this Agreement. Effective as of the Effective Date, the Restrictive Covenant Agreement shall be superseded by the Non-Compete Agreement attached hereto as Exhibit B.

  3.                  Post-Succession Period. During the Period beginning on the Succession Date through the Termination Date (the “Post-Succession Period”):

  (a)             The Executive shall serve as a nonexecutive employee of the Company in the position of special advisor to the successor CEO, and shall report directly to the successor CEO. The Executive’s duties shall be as set forth in Exhibit C hereto and such other duties as the successor CEO may reasonably assign to the Executive from time to time.

  (b)             The Parties expect that, during the Post-Succession Period, the average monthly time spent by Executive on services provided by Executive hereunder shall be more than twenty percent (20%) of the average monthly time spent by Executive on services performed by him for the Company during the thirty-six (36) months immediately preceding the Succession Date.

  (c)             The Executive may render such services in such locations as he shall determine in his discretion, provided that such services shall be rendered at the Company’s headquarters location from time to time or such other locations as reasonable requested by the successor CEO, in each case, to the extent necessary to properly discharge the Executive’s duties hereunder. The Executive acknowledges that he shall not have a designated office at the Company’s headquarters location, however, workspace will be provided to the Executive at the Company’s headquarters location as needed and directed by the successor CEO.

  (d)             The Company shall:

(i)           pay the Executive a base salary at the rate of eight hundred and eighty-eight thousand dollars ($888,000) per annum (“Post-Succession Base Salary”);

(ii)          subject to the otherwise applicable terms of this Agreement, continue the Executive’s eligibility for and participation in the employee compensation and benefit plans of the Company as may be provided by the Company from time to time to similarly situated employees (the “Benefit Plans”);

(iii)          The Executive will not accrue any paid time off during the Post-Succession Period and the Company’s paid time off policy will not apply to the Executive during the Post-Succession Period; and

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(iv)           no annual bonus opportunity or long-term incentive grant shall be provided in respect of 2021.

  (e)             The Executive shall continue to comply with the applicable policies of the Company, including without limitation its Code of Business Conduct (including without limitation the provisions thereof relating to “Conflicts of interest and business opportunities”) and its policy regarding Conflicts of Interest, subject to exceptions approved by the Company in writing from time to time, which approval shall not be unreasonably withheld.

4.                     Insider Trading Policy. During the Post-Succession Period and for three months thereafter, the Executive shall effect transactions in the common stock of the Company, and securities denominated in, convertible into or exercisable for the common stock of the Company, owned as of the Effective Date or derived from equity awards outstanding on the Effective Date in accordance with the rules applicable to insiders under the Company’s insider trading policy, as in effect from time to time.

  5.                   Resignation from Board and Other Positions.

(a)              The Executive agrees that he shall be deemed to have resigned from the Board (and any committees thereof) on December 31, 2020 (if he is still then serving on the Board), and he agrees to execute any and all further documents necessary or appropriate to further memorialize such resignation. The Executive acknowledges and agrees that he shall not be entitled to any additional or separate compensation for his service as a member of the Board.

(b)             The Executive agrees that, effective as of the Succession Date, he shall be deemed to have resigned from any and all positions Executive may then hold, as applicable as a director, officer or otherwise, with the Company or its direct or indirect subsidiaries (the “Company Group”), exclusive of his position as a member of the Board (and any committees thereof), which is addressed in subsection (a) above, and he agrees to execute any and all further documents necessary or appropriate to further memorialize any or all of such resignations.

  6.                   Restrictive Covenants. Notwithstanding any other provision of this Agreement, this Agreement shall not become effective, and shall be void and of no further force or effect, unless the Executive executes the Non-Compete Agreement attached hereto as Exhibit B.

  7.                   No Additional Entitlements. The Executive understands and acknowledges that, following the Termination Date, (a) he will have no further entitlement to compensation or benefits from the Company or any other member of the Company Group, other than (i) those recited in this Agreement and (ii) subject to the otherwise applicable terms of this Agreement, any other accrued rights and entitlements that have vested as of the Termination Date under the Benefit Plans, and (b) he will have no interest in or claim of right to reinstatement, reemployment or employment with the Company. The Company acknowledges and agrees that, through and including the Termination Date, the Executive’s service with the Company shall be treated as continued employment with the Company for purposes of the Executive’s outstanding equity incentive compensation awards granted by the Company.

  8.                   Return of Property. The Executive agrees that, on or before the Termination Date, he will return all Company property in the Executive’s possession (including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files (including electronically stored documents or files on personal devices) and physical files), regardless of where such Company property is located. Upon request, Executive will execute a sworn statement attesting that he has complied with all of the terms of this Section 8.

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9.                    Waiver and Release of Claims.

  (a)             Notwithstanding any other provision of this Agreement, this Agreement shall not become effective, and shall be void and of no further force or effect unless, the Executive executes, not more than twenty-one (21) days following the Effective Date, and does not revoke on or before the seventh (7th) day, as permitted in accordance with its terms, the Waiver and Release Agreement in the form attached hereto as Exhibit D (the “Waiver and Release Agreement”).

  (b)             During the Post-Succession Period, the Company shall not terminate Executive’s employment before June 21, 2021 except for Cause (as defined in the Severance Agreement as of the Effective Date (”Cause”)); provided, that, if Executive re-executes the Waiver and Release Agreement at such time, and does not revoke the Waiver and Release Agreement, such that the Waiver and Release Agreement first becomes irrevocable during the period from June 15, 2021 to June 20, 2021, the Company shall not terminate Executive’s employment at any time during the Post-Succession Period except for Cause.

10.                  Miscellaneous.

  (a)             Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, applicable to contracts executed in and to be performed entirely within such state, without giving effect to the conflict of law principles thereof.

  (b)            Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Parties. No waiver by any Party at any time of any breach by another Party of, or compliance with, any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

  (c)             Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

  (d)             Successors and Assigns.

(i)       This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and permitted assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

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(ii)       Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(e)             Headings. The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(f)              Construction. This Agreement shall be deemed drafted equally by both the Parties, and any presumption or principle that the language is to be construed against either Party shall not apply.

(g)             Notice. For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one Party to another Party or, if none, in the case of the Company, to the Company’s headquarters directed to the attention of the Company’s General Counsel and, in the case of the Executive, to the most recent address shown in the personnel records of the Company or another member of the Company Group. All notices and communications shall be deemed to have been received on the date of delivery thereof.

(h)              Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or in .pdf format shall be deemed effective for all purposes.

(i)              Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s termination date (or death, if earlier). The Company makes no representation that any or all of the payments and benefits described in this Agreement shall be exempt from or comply with Section 409A, makes no undertaking to preclude Section 409A from applying to any such payment or benefit. The Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

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(j)               Certain Executive Acknowledgments. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment. The Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement.

(k)              Withholding. The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to the Executive hereunder. The Company shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(l)              No Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL), THE COMPANY AND EXECUTIVE EACH EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(m)            Entire Agreement. This Agreement, the Non-Compete Agreement, the Waiver and Release Agreement, the Severance Agreement, the Restrictive Covenant Agreement and the Benefit Plans (including the LTIP any applicable award agreements) constitute the entire agreement between the Parties and supersede all prior agreements, if any, understandings and arrangements, oral or written, between the Parties with respect to the subject matter hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date and year first set forth above.

TOPBUILD CORP.

By:	/s/ Alec Covington
Name:	Alec Covington
Title:	Chairman, Board of Directors

EXECUTIVE

/s/ Gerald Volas
Gerald Volas

[Signature Page to Volas Retirement Transition Agreement]

Exhibit A

Form of Performance Share Award for 2020 Grant

[attached hereto]

TOPBUILD

TERM AND CONDITIONS OF

PERFORMANCE RESTRICTED STOCK AWARDS GRANTED UNDER THE

AMENDED AND RESTATED TOPBUILD 2015 LONG TERM STOCK INCENTIVE PLAN

These Terms and Conditions apply to an award to you of performance-based restricted stock (the “Grant”) by TopBuild Corp. (the “Company”). The grant date, number of shares and performance and time vesting conditions and dates (“Grant Information”) are set forth in Appendix A hereto and under the “Restricted Awards/Units” tab located under the “Grants & Awards” heading of your dashboard at the Computershare website, and are incorporated herein by reference. By pressing “Acknowledge Grant” and “I agree,” you agree to accept the Grant, and you voluntarily agree to these Terms and Conditions and the provisions of the Amended and Restated 2015 Long Term Stock Incentive Plan (as adopted effective May 2, 2016 and amended February 18, 2019, the “Plan”), and acknowledge that:

•	You have read and understand these Terms and Conditions, and are familiar with the provisions of the Plan.
•	You have received or have access to all of the documents referred to in these Terms and Conditions.
•	All of your rights to the Grant are embodied in these Terms and Conditions and in the Plan, and there are no other commitments or understandings currently outstanding with respect to any other grants of options or restricted stock, except as may be evidenced by agreements duly executed by you and the Company.

You and the Company agree that all of the terms and conditions of the Grant (including the Grant Information) are set forth in these Terms and Conditions and in the Plan. These Terms and Conditions together with the Grant Information constitute your restricted stock award agreement (the “Agreement”). Please read these documents and the related Participation Guide/Prospectus carefully. Capitalized terms that are used but not defined herein shall have the meaning ascribed to them in the Plan. Copies of the Plan, the Participation Guide/Prospectus and information about the Company are available in the “Documents” and “News Headlines” sections of www.computershare.com/employee/us.

The use of the words “employment” or “employed” shall be deemed to refer to employment by the Company and its subsidiaries and shall not include employment by an “Affiliate” (as defined in the Plan) which is not a subsidiary of the Company unless the Committee so determines at the time such employment commences.

Certificates for the shares of stock evidencing the Restricted Shares (as defined in the Plan) will not be issued but the shares will be registered in your name in book entry form promptly after your acceptance of this award. You will be entitled to vote and, to the extent permitted by Company policy, receive any cash dividends (net of required tax withholding) on the Restricted Shares but you will not be able to obtain a stock certificate or sell, encumber or otherwise transfer the shares until the shares have been earned except in accordance with the Plan.

Provided you have been continuously employed by the Company since the date of the Grant, the restrictions on the shares will lapse and the final number of shares of stock awarded will be determined in accordance with the terms of Section 6(e) of the Plan and Appendix A.

Except as set forth below in connection with a Change in Control or in connection with your retirement, if your employment should be terminated by reason of your permanent and total disability, death or other termination, while Restricted Shares remain unvested the amounts of any payments due under this agreement will be determined in accordance with Sections 6(d)(ii), (g) and (h) of the Plan and Company policy.

You will be entitled to continued vesting of the Grant following your retirement.

If your employment with the Company and its Affiliates is terminated by reason of your retirement at the end of the Post-Succession Period (as defined in the Employment and Retirement Transition Agreement dated as of January 9, 2020, by and between you and the Company (your “Employment Agreement”)), then your Grant shall continue to remain outstanding and unvested following the Termination Date (as defined in the Employment and Retirement Transition Agreement), and will vest in accordance with the terms of Section 6(e) of the Plan and Appendix A (for the avoidance of doubt, determined based on the actual performance and attainment of the performance criteria over the relevant performance period, to be determined no later than March 15th following the end of the end of the relevant performance period, and without any proration based on your termination of employment during the performance period); provided, however, that you re-execute and do not revoke the Waiver and Release Agreement (as defined in your Employment Agreement) in accordance with Section 9(b) of your Employment Agreement.

You will be entitled to accelerated vesting of the Grant and certain other Awards under certain circumstances in connection with a Change in Control.

Except as otherwise provided above in connection with your retirement at the end of the Post-Succession Period, with respect to this Grant and each other then-outstanding Award that you hold which is assumed or substituted for in connection with a Change in Control, in the event of a termination of your service with the Company or an Affiliate without Cause (as defined below) during the 12-month period immediately following such Change in Control, on the date of such termination (1) such Award shall become fully vested and, if applicable, exercisable, (2) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (3) any performance conditions imposed with respect to any such Award shall be deemed to be achieved at the actual level of performance at the time of the termination, or, if not determinable, at the applicable target level of performance. Except as otherwise provided above in connection with your retirement at the end of the Post-Succession Period, with respect to this Grant and each other then-outstanding Award that you hold which is not assumed or substituted in connection with a Change in Control, immediately prior to the occurrence of the Change in Control, (1) such Award shall become fully vested and, if applicable, exercisable, (2) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (3) any performance conditions imposed with respect to Award shall be deemed to be achieved at the actual level of performance at the time of the Change in Control, or, if not determinable, at the applicable target level of performance. For purposes of the preceding sentences, the Committee shall have the full and final authority to determine whether an Award shall be considered assumed or substituted for and, without limiting the foregoing, an Award which remains subject to substantially the same terms and conditions that were applicable to the Award immediately prior to the Change in Control but which confers the right to receive common stock of the acquiring entity may be considered assumed or substituted for hereunder. Solely for purposes of the forgoing provisions governing treatment of Awards following a Change in Control, “Cause” shall mean (i) your willful and continued failure by (other than any such failure resulting from your incapacity due to physical or mental illness) to perform substantially the duties and responsibilities of your position with the Company after a written demand for substantial performance is delivered to you, which demand specifically identifies the manner in which the Company believes that you have not substantially performed such duties or responsibilities; (ii) your conviction by a court of competent jurisdiction for felony criminal conduct; or (iii) the willful engaging by you in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.

You agree not to engage in certain activities.

Notwithstanding the foregoing, if at any time you engage in an activity following your termination of employment which in the sole judgment of the Committee is detrimental to the interests of the Company, a subsidiary or affiliated company, all Restricted Shares for which restrictions have not lapsed will be forfeited to the Company. You acknowledge that such activity includes, but is not limited to, “Business Activities” (as defined below).

In addition you agree, in consideration for the Grant, and regardless of whether restrictions on shares subject to the Grant have lapsed, while you are employed or retained as a consultant by the Company or any of its subsidiaries and for a period of one year following any termination of your employment and, if applicable, any consulting relationship with the Company or any of its subsidiaries other than a termination in connection with a Change in Control (as defined in the Plan), not to engage in, and not to become associated in a “Prohibited Capacity” (as hereinafter defined) with any other entity engaged in, any Business Activities and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities. “Business Activities” shall mean the design, development, manufacture, sale. marketing or servicing of any product or providing of services competitive with the products or services of (x) the Company or any subsidiary if you are employed by or consulting with the Company at any time while the Grant is outstanding, or (y) the subsidiary employing or retaining you at any time while the Grant is outstanding, to the extent such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided. “Prohibited Capacity” shall mean being associated with an entity as an employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of your duties or responsibilities with such other entity, (2) any of your duties or responsibilities are similar to or include any of those you had while employed or retained as a consultant by the Company or any of its subsidiaries, or (3) an investment by you in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.

Should you breach any of the restrictions contained in the preceding paragraph, by accepting this Grant you agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from this Grant, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from restrictions lapsing on shares on or after your termination of employment or, if applicable, any consulting relationship with the Company or its subsidiary or within the two year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. The Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you hereunder.

You acknowledge and agree that the restrictions contained in this Agreement are in addition to the restrictions contained in the Non-Compete, Non-Solicitation and Confidentiality Agreement, dated as of January 9, 2020, by and between you and the Company, which shall continue in full force and effect in accordance with its terms.

You agree to the application of the Company’s Dispute Resolution Policy.

Section 3 of the Plan provides, in part, that the Committee shall have the authority to interpret the Plan and Grant agreements, and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons. In addition, you and the Company agree that if for any reason a claim is asserted against the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing (other than a claim involving non-competition restrictions or the Company’s, a subsidiary’s or an affiliated company’s trade secrets, confidential information or intellectual property rights) which (1) are within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein, as it shall be amended from time to time); (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of the Agreement or the Plan or the provisions of any other restricted stock awards or option or other agreements relating to Company Common Stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by you and the Company or a subsidiary of the Company. It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the Daytona Beach, Florida area or such other location in the Daytona Beach, Florida area as the parties might agree. The provisions of this paragraph: (a) shall survive the termination or expiration of this Agreement, (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or affiliated companies with respect to any of the Company’s option, restricted stock or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between you and your employer, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

The Grant does not imply any employment or consulting commitment by the Company.

You agree that the Grant and acceptance of the Grant does not imply any commitment by the Company, a subsidiary or affiliated company to your continued employment or consulting relationship, and that your employment status is that of an employee-at-will and in particular that the Company, its subsidiary or affiliated company has a continuing right with or without cause (unless otherwise specifically agreed to in writing executed by you and the Company) to terminate your employment or other relationship at any time. You agree that your acceptance represents your agreement not to terminate voluntarily your current employment (or consulting arrangement, if applicable) for at least one year from the date of this Grant unless you have already agreed in writing to a longer period.

You agree to comply with applicable tax requirements and to provide information as requested.

You agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes. You also agree to promptly provide such information with respect to shares acquired pursuant to the Grant, as may be requested by the Company or any of its subsidiaries or affiliated companies.

You agree that this Grant and certain Awards previously granted to you will be subject to the Company’s Clawback Policy.

You agree that in the event that either (1) the Company has a material restatement of its financial statements, other than as a result of changes to accounting rules and regulations or (2) your employment is terminated as a result of your having engaged in Covered Conduct (as defined below), the Committee shall have the discretion at any time (notwithstanding any expiration of the Plan or of the rights or obligations otherwise arising under an Award) to require you (whether or not you are then an employee, consultant or director of the Company or any of its affiliates) to return some or all of the Proceeds (as defined below) from Subject Awards (as defined below) and may require you to waive, forfeit and surrender to the Company your rights with respect to all or a portion of your Subject Awards which have not yet vested or become exercisable (or have not been exercised). The preceding sentence sets forth the Company’s “Clawback Policy.” For purposes of the Clawback Policy: (i) the term “Covered Conduct” shall mean conduct that constitutes “Cause” as such term is defined in the Company’s Executive Severance Plan (as amended February 18, 2019), whether or not you participate in the Executive Severance Plan; (ii) the term “Subject Awards” shall mean Awards granted under the Plan and incentive compensation awards granted under any other plan, program or agreement, in each case to the extent such awards are (1) granted following February 18, 2019 and (2) granted or became vested during the three year period preceding the restatement of financial statements or latest date on which you engaged in Covered Conduct (as applicable); and (iii) the term “Proceeds” shall mean Shares or cash received pursuant to the vesting or exercise of a Subject Award (or, in the event that such Shares have been disposed of, cash in an amount equal to the Fair Market Value of the Shares on the date of vesting, exercise or disposition, as determined by the Company); Proceeds with respect to options shall be determined net of the applicable exercise price. You also acknowledge that the Clawback Policy shall be interpreted and administered by the Committee in its discretion.

This Agreement shall be governed by and interpreted in accordance with Florida law.

The headings set forth herein are for information purposes only and are not a substantive part of these Terms and Conditions.

Appendix A

Appendix to the 2020 Performance Share Equity Grant

[to come]

Exhibit B

Non-Compete, Non-Solicitation and Confidentiality Agreement

This NON-COMPETE, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Non-Compete Agreement”) is entered into as of January 9, 2020 (the “Effective Date”), between TopBuild Corp., a Delaware corporation (together with its subsidiaries, affiliates, successors and assigns, the “Company”), and Gerald Volas (the “Executive” and, together with the Company, the “Parties” and each a “Party”).

Background

A.                 The Company and its Affiliates are engaged in the business of selling, distributing and installing a wide range of products for new residential and commercial construction and existing home improvement projects throughout the United States, including, but not limited to insulation, gutters, fireplaces and fire doors. The Company’s business depends upon the preservation of goodwill and continued confidentiality of proprietary information and trade secrets.

B.                 The Company will continue to employ Executive as Chief Executive Officer through and including December 31, 2020, under the terms specified by that certain Employment and Retirement Transition Agreement entered into by the Parties as of January 9, 2020 (the “Employment Agreement”). Executive wishes to continue to be so employed by the Company in this capacity.

C.                 Executive is trained in the Company’s business, and in carrying out Executive’s duties, Executive has and will become familiar with the Company’s confidential information and trade secrets and will acquire additional experience, skills and knowledge related to the Company’s business.

D.                 The parties agree that this Non-Compete Agreement is necessary to safeguard against the unauthorized disclosure or use of the Company’s confidential information and trade secrets, and to preserve its goodwill and ongoing business value.

THEREFORE, in consideration of Executive’s continued employment by the Company and the benefits provided under the Employment Agreement between the Company and Executive of even date herewith, subject to the terms of the Employment Agreement, the Company’s willingness to disclose certain confidential information to Executive, the mutual promises contained in this Non-Compete Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

NON-DISCLOSURE

1.                  Confidential Information. Executive acknowledges that the Company has certain trade secrets and other confidential and proprietary information which it has acquired and developed, and will acquire and develop, at great effort and expense. Such information includes, without limitation, confidential information, whether in tangible or intangible form, regarding the Company’s products, services, marketing strategies, business plans, operations, costs, current or prospective customer information (including customer lists, requirements, creditworthiness, preferences and similar matters), product concepts, designs, specifications, research and development efforts, technical data and know-how, sales information (including pricing and other terms and conditions of sale), financial information, internal procedures, techniques, forecasts, methods, trade information, software programs, project requirements, inventions, trademarks, trade names, and all other information which is not generally known to those outside the Company, has independent economic value from not being known and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, “Confidential Information”). Confidential Information does not include information that is or becomes available to the public other than as a result of disclosure by Executive.

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2.                  Restricted Use of Confidential Information. In the course of Executive’s employment, Executive has had and will continue to have access to access to and may help develop Confidential Information. Except as required in the performance of Executive’s duties, Executive will not, either during Executive’s employment or at any time thereafter, disclose any Confidential Information to others or use the Confidential Information for Executive’s own benefit or for the benefit of others. All records, files, and documents relating to the Company’s business shall remain the sole property of the Company and may not be copied without written permission. As further specified in the Employment Agreement, Executive agrees to promptly return all records, files, documents and other materials relating to the Company’s business upon termination of his employment. Executive shall not retain copies of such materials.

3.                  Non-Disparagement. Executive agrees that Executive will not, in any way, disparage the Company. Further, Executive and the Company agree that they will not make, nor solicit, any comments, statements, or the like to the media, or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of Executive or the Company.

4.                  Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Non-Compete Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Non-Compete Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from (1) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company; or (2) responding to a valid subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure pursuant to this Section 4, Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

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NON-SOLICITATION AND NON-COMPETITION

5.                  Need for Covenants. Executive understands that the Company has spent and will continue to spend substantial amounts of time, money and effort to develop its business, Confidential Information (as defined above which expressly includes trade secrets), reputation, goodwill (both associated with it trade name and geographic area of business), and its customer, supplier and employee relationships. Executive further understands that Executive will benefit from those investments and efforts. Executive acknowledges that Executive’s use of any such matters to compete against the Company in an unrestricted manner would be unfair and detrimental to the Company. Executive agrees that taking advantage of any of the above-identified investments of time, money or effort expended by the Company would unfairly place the Executive at a competitive advantage over Company. Executive further acknowledges the Company’s need to protect its business interests by reasonably restricting Executive’s ability to compete with the Company. Finally, Executive acknowledges that the Company would not employ, or continue to employ, Executive, or enter into the Employment Agreement, without Executive’s agreement to be bound by the provisions of this Non-Compete Agreement.

6.                  Definitions.

(a)             “Affiliate” means, as to any person or entity, any other person or entity (i) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such person or entity or (ii) that has the power directly or indirectly to direct or cause the direction of the management and policies of such person or entity, through the ownership of voting securities, by contract or otherwise.

(b)             ”Competitive Capacity” means performing the same or similar duties as those performed by Executive on behalf of the Company at any time during the 24 month period preceding the date of Executive’s termination of employment.

(c)             “Competitive Products” means any product or service available from third parties that are the same or substantially similar to the products or services offered by the Company in the Territory, including, but not limited to, insulation and building material products or the distribution and installation of such products.

(d)            “Competitor” means any person or entity (including Executive or an entity that Executive becomes affiliated with or renders services to) that offers, or is actively planning to offer, Competitive Products within the Territory.

(e)             “Customer” includes all customers of the Company and all actively sought prospective customers of the Company, with whom Executive had material contact with or about whom the Executive obtained Confidential Information, in the performance of Executive’s duties at any time during the 24 month period preceding the date of Executive’s termination of employment.

(f)              “Territory” means the United States of America.

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(g)             “Restricted Period” means the period of Executive’s employment with the Company or an Affiliate and for a period of 36 months following date of Executive’s termination of employment for any reason, whether voluntary or involuntary.

(h)             “Directly or indirectly” means conduct taken individually, through other individuals, or as a partner, shareholder, member, officer, director, manager, employee, salesperson, independent contractor, agent, or consultant for any other individual or entity.

7.                  Non-Solicitation/Non-Interference. During the Restricted Period, Executive shall not, either for Executive’s own account or for or on behalf of any Competitor, directly or indirectly, take any of the following actions:

(a)            Contact or otherwise solicit any employee, consultant, or independent contractor of the Company with the intention of encouraging such person to terminate his or her employment or other relationship with the Company, or employ or otherwise hire or engage any such person; provided, however, that Executive may terminate employees of the Company consistent with his role and the business needs of the Company in the ordinary course of business during the Pre-Succession Period (as defined in the Employment Agreement).

(b)            Solicit, call upon, accept work and/or orders for product from, or initiate communication or contact with any Customer for the purpose of offering Competitive Products to such Customer, or otherwise offer Competitive Products to such Customer;

(c)             Solicit, call upon or initiate communication or contact with any Customer, vendor or supplier of the Company for the purpose of encouraging such person to terminate, place elsewhere or reduce the volume of its business with the Company; or

(d)             Otherwise attempt to directly or indirectly interfere with the Company’s business or its relationships with its employees, independent contractors, vendors, suppliers or Customers.

8.                  Non-Competition. During the Restricted Period, Executive shall not, either for Executive’s own account or for or on behalf of any Competitor, directly or indirectly, take any of the following actions:

(a)             Have an ownership or financial interest in a Competitor;

(b)            Advise or consult with a Competitor concerning competitive activity in the Territory,

(c)             Be employed by or provide services in a Competitive Capacity to a Competitor in the Territory;

(d)             Engage in the production, sale or distribution of Competitive Products in the Territory; or

(e)             Market, sell, or otherwise offer or provide Competitive Products in the Territory.

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GENERAL PROVISIONS

9.                  Survival/Independent Agreement. Unless expressly set forth in a document signed by both parties, the restrictive covenants set forth herein shall survive the termination of this Non-Compete Agreement and the termination of Executive’s employment for any reason, voluntary or involuntary. Executive’s obligations hereunder are independent of Executive’s employment. Any breach or alleged breach by the Company of any obligation to Executive shall not affect the binding nature of Executive’s obligations under this Non-Compete Agreement or excuse or terminate Executive’s obligations hereunder.

10.                Scope. If any provision of this Non-Compete Agreement is found to be invalid in any jurisdiction, in whole or in part, such provision shall remain valid in all other jurisdictions. If any court determines that any provision of this Non-Compete Agreement is unenforceable because of the duration or scope of such provision, such provision shall not be rendered void, and such court shall have the power to amend the scope or duration of such provision, and in its amended form, such provision shall remain in full force and effect. If any provision of this Non-Compete Agreement is found to be void or unenforceable for any reason, all remaining provisions of this Non-Compete Agreement shall remain in full force and effect.

11.                Specific Enforcement/Injunctive Relief. Executive agrees that it would be difficult to measure the Company’s damages from a breach or threatened breach of this Non-Compete Agreement by Executive, but that such breach or threatened breach could result in damages that would be significant and irreparable. Executive agrees that the Company shall be entitled, in addition to any other remedies available at law, to seek injunctive or other equitable relief against such breach or threatened breach. If the Company prevails in any action brought to enforce this Non-Compete Agreement, the Company shall be entitled to costs and attorneys’ fees incurred by it in such action. Notwithstanding any agreements to arbitrate disputes, the parties agree that a temporary restraining order, temporary injunctive relief, or permanent injunctive relief may be pursued and secured in court under this Paragraph 11 to prevent immediate harm without waiving any party’s ability to have all issues of final relief and damages made subject to sole and exclusive arbitration procedures.

12.                Miscellaneous. The headings contained in this Non-Compete Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Non-Compete Agreement.

13.                Governing Law. This Non-Compete Agreement shall be governed by the laws of the State of Florida, without regard to conflicts of law provisions.

14.                Amendments; Assignments. No modification, amendment, extension or waiver of this Non-Compete Agreement shall be binding unless in writing and signed by the parties. The waiver by the Company of a breach of this Non-Compete Agreement shall not be construed as a waiver of any subsequent breach. Nothing in this Non-Compete Agreement shall be construed as a limitation upon the Company’s right to modify or amend any of its manuals or policies in its sole discretion. This Non-Compete Agreement shall inure to the benefit of, and be binding upon the parties and their heirs, administrators, successors and assigns, and may be assigned by the Company to its successors and assigns and Affiliates. Executive may not assign any rights or obligations hereunder without the written consent of the Company.

15.                Entire Agreement. This Non-Compete Agreement, together with the Employment Agreement and the other documents referred to in Section 10(m) thereof, constitute the entire agreement between the Parties and supersede all prior agreements, if any, understandings and arrangements, oral or written, between the Parties with respect to the subject matter hereof, including that certain Non-Compete, Non-Solicitation and Confidentiality Agreement, effective as of March 1, 2016 (the “Restrictive Covenant Agreement”).

[Signature Page Follows]

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IN WITNESS WHEREOF, each Party has duly executed this Non-Compete Agreement as of the date and year first set forth above.

TOPBUILD CORP.

By:
Name:	Alec Covington
Title:	Chairman, Board of Directors

EXECUTIVE

Gerald
Volas

[Signature Page to Volas Non-Compete Agreement]

Exhibit C

Post-Succession Period Duties

A.     During the Post-Succession Period, subject to the terms and conditions of the Agreement, the Executive will serve as a nonexecutive employee of the Company, with the following duties and responsibilities, and such other duties and responsibilities as the successor CEO may reasonably request from time to time:

1.	Consult with the successor CEO (“successor CEO”) at least quarterly regarding (A) overall outlook for the Company’s business, (B) strategic developments and initiatives, (C) operating results for the preceding quarter and prospectively, (D) transition matters, and (E) senior management performance.

2.	Continue to maintain familiarity with and monitor industry trends and developments;

3.	Provide, through communications with the successor CEO, on-going thought leadership, ideas and industry connections to the Company;

4.	As requested by the successor CEO, discuss with such executive or other senior executives subjects identified from time by the successor CEO; and

5.	As requested by the successor CEO, provide coaching for Company leaders.

B.    For the avoidance of doubt,

1.	during the Post-Succession Period, the Executive shall not be required to, and shall not, exercise any of the duties and responsibilities of the CEO of the Company; and

2.	it is understood that none of the duties and responsibilities referenced in Paragraph A above would be prohibited by subparagraph 1 of this Paragraph B.

Exhibit D

Waiver and Release Agreement

This WAIVER AND RELEASE AGREEMENT (this “Waiver and Release Agreement”) is entered into as of ___________________, 20________ (the“Effective Date”), between TopBuild Corp., a Delaware corporation (together with its subsidiaries, affiliates, successors and assigns, the “Company”), and Gerald Volas (the “Executive” and, together with the Company, the “Parties” and each a “Party”).

Executive and the Company, for the good and valuable consideration stated below, the sufficiency of which is acknowledged, agree as follows:

1.           Executive, including Executive’s heirs, administrators, executors, spouse, if any, successors, estate, representatives, agents and assigns and all others claiming by or through Executive, voluntarily and knowingly releases the Company, its parent companies, their subsidiaries, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives and assigns, whether alleged to have acted in their official capacities or personally (collectively, the “Released Parties”), irrevocably, completely and forever, from any and all claims, causes of action, suits, contracts, promises, or demands of any kind, which Executive may now have, whether known or unknown, intentional or otherwise, from the beginning of time to the Effective Date of this Waiver and Release Agreement, with the sole and limited exception of the rights and claims reserved in Paragraph 2.

2.           Executive understands and agrees that this Waiver and Release Agreement covers all claims described in Paragraph 1, including, but not limited to, any alleged violation of the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA) as amended by the Older Workers Benefit Protection Act (OWBPA), the Immigration Reform and Control Act (IRCA), the Florida Civil Rights Act (FCRA), Florida Whistleblower Protection Act (FWA), Florida Workers’ Compensation Law Retaliation Act (FWCA), Florida Wage Discrimination Law, Florida Minimum Wage Act, Florida Equal Pay Law, Florida AIDS Act, Florida Discrimination on the Basis of Sickle Cell Trait Law, Florida OSHA, the Florida Constitution, the Florida Fair Housing Act (FHA), Miami-Dade County Code, Chapter 11A, Broward County Human Rights Act, Palm Beach County Code, Article VI; all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

3.         This Waiver and Release Agreement does not include, and Executive does not waive, any rights or claims: (a) which may arise after Executive signs this Waiver and Release Agreement; (b) for alleged workplace injuries or occupational disease that arise under any state’s workers’ compensation laws; (c) for benefits in which Executive has a vested right under any pension plans; (d) which cannot be released by law; (e) to enforce this Waiver and Release Agreement; or (f) to participate in any proceedings before an administrative agency responsible for enforcing labor and/or employment laws, (e.g., the Equal Employment Opportunity Commission or the Florida Commission on Human Relations). Executive agrees, however, to waive and release any right to receive any monetary award from such proceedings. Nothing in this Waiver and Release Agreement shall be construed to limit Executive’s right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, Executive’s employment, or this Waiver and Release Agreement. Executive is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications

4.          Except as set forth in Paragraph 3, Executive agrees to keep the terms of this Waiver and Release Agreement confidential and not to disclose the terms of this Waiver and Release Agreement to any third party at any time, other than to Executive’s attorneys, taxing authorities, accountants, or as otherwise required by law. Executive agrees to use Executive’s best efforts to ensure that the terms of this Waiver and Release Agreement are kept confidential by Executive’s spouse, heirs, assigns, attorneys, etc. Executive is not prohibited from disclosing the terms of this Waiver and Release Agreement to Executive’s spouse, if any, attorney, if any, or accountant, in a proceeding to enforce its terms, or as otherwise required by law or court order.

5.          In exchange for Executive’s promises contained herein, the Company agreed to provide Executive the benefits set forth in the Employment and Retirement Transition Agreement, dated January 9, 2020 (“Employment Agreement”) subject to the provisions of the Employment Agreement.

6.         The parties agree that if any provision of this Waiver and Release Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, the provision declared illegal or unenforceable will immediately become null and void, leaving the remainder of this Waiver and Release Agreement in full force and effect.

7.         Executive agrees and affirms that, to the best of Executive’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

8.         The Executive hereby acknowledges and confirms the following:

     (a)       the Executive has read this Waiver and Release Agreement in its entirety and understands all of its terms;

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(b)      by this Waiver and Release Agreement, the Executive has been advised in writing to consult with an attorney of the Executive’s choosing before signing this Waiver and Release Agreement;

(c)       the Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Waiver and Release Agreement including, without limitation, the waiver, release, and covenants contained in it;

(d)       the Executive is signing this Waiver and Release Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(e)        the Executive was given at least twenty-one (21) days to consider the terms of this Waiver and Release Agreement and consult with an attorney of the Executive’s choice, although the Executive may sign it sooner if desired; and

(f)        the Executive understands that the Executive has seven (7) days after signing this Waiver and Release Agreement to revoke the release in this paragraph. To revoke this Waiver and Release Agreement, Executive must clearly communicate Executive’s decision in writing to Alec Covington, Chairman of the Board of Directors (or his successor) by the end of the seventh (7th) day following the Effective Date of this Waiver and Release Agreement. Executive understands and agrees that should Executive revoke Executive’s release and waiver as to claims under the Age Discrimination in Employment Act of 1967, as amended, the Company’s obligations under this Waiver and Release Agreement will become null and void.

9.         This Waiver and Release Agreement, together with the Employment Agreement and the other documents referred to in Section 10(m) thereof), constitute the entire agreement between the Parties and supersede all prior agreements, if any, understandings and arrangements, oral or written, between the Parties with respect to the subject matter hereof.

10.       The terms of the TruTeam Dispute Resolution Policy, revised December 2010 (a copy of which has been provided to Executive), are incorporated into this Waiver and Release Agreement and shall apply to any alleged or actual breaches of this Waiver and Release Agreement or any other claims arising out of Executive’s employment with the Company and its affiliates that are not otherwise released by this Waiver and Release Agreement.

11.     This Waiver and Release Agreement may be executed in multiple counterparts, each of which will be considered an original, and all of which will be considered a single memorandum. If Executive signs a facsimile copy of this Waiver and Release Agreement, Executive also will provide the Company with a conforming original copy. The validity, construction, and interpretation of this Waiver and Release Agreement and the rights and duties of the parties to this Waiver and Release Agreement will be governed by the laws of the State of Florida, without regard to any state conflict of law rules.

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IN WITNESS WHEREOF, each Party has duly executed this Waiver and Release Agreement as of the date and year first set forth above.

TOPBUILD CORP.

By:
Name:	Alec Covington
Title:	Chairman, Board of Directors

EXECUTIVE

Gerald Volas

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